Exhibit 99.1

Epizyme Announces Extension of Celgene Research Collaboration

•	Collaboration to focus on three first-in-class preclinical epigenetic targets
•	Epizyme to receive $10 million extension fee payment and up to $610 million in potential milestones
•	Epizyme extends cash runway through at least the end of the second quarter of 2017

Cambridge, Mass., July 9, 2015 – Epizyme, Inc. (NASDAQ: EPZM), a clinical stage biopharmaceutical company creating novel epigenetic therapies for cancer patients, today announced that it has amended and restated its agreement with Celgene Corporation to extend the research collaboration between the two companies for at least three additional years. Under the collaboration, Celgene will have the option to license histone methyltransferase (HMT) inhibitors being developed by Epizyme against three predefined targets.

Under the terms of the revised agreement:

•	Epizyme will receive a $10 million extension fee from Celgene in return for an option to individually license global rights for two of the targets and ex-US rights for the third target.
•	Celgene may exercise its option with respect to each of the targets at the time of the IND filing for an additional pre-specified license payment.
•	Epizyme will be responsible for leading and funding development for each target candidate through phase 1 clinical trials.
•	Following the completion of phase 1, if Celgene chooses to continue its license for a specific target, it may do so by making an additional pre-specified payment.
•	Epizyme may earn total potential milestones of up to $610 million on the three targets, including up to $75 million in development milestones and license fees, $365 million in regulatory milestones, and $170 million in sales milestones
•	Epizyme also may earn a royalty of up to a low double-digit percentage on worldwide net sales for two of the product candidates, and on ex-US net sales for the third product candidate.
•	Epizyme will retain global rights to the remainder of its pipeline, as Celgene’s option to license ex-US rights for any other preclinical programs will terminate.

In addition, Celgene will retain its ex-US license to, and the companies will continue their ongoing clinical collaboration on, pinometostat (EPZ-5676), a HMT inhibitor targeting DOT1L. Pinometostat is in phase 1 development for the treatment of patients with acute leukemia with alterations in the MLL gene (MLL-r).

“We believe that the extension of our agreement with Celgene will accelerate our goal of developing new therapies that have the potential to help many patients with epigenetically driven cancers,” said Robert Gould, Ph.D., President and Chief Executive Officer, Epizyme. “Celgene is a leading company in oncology development and commercialization and we are pleased to continue our partnership on pinometostat and these three exciting novel targets.”

The term of this agreement is based on specific development milestones, including the timing of IND filings and completion of phase 1 studies, but will extend for a minimum of three years. In addition, Celgene will no longer have the right of first negotiation on a business combination with Epizyme.

Financial Update

The Company also announced today that, based on its current operating plans, it projects that its cash and cash equivalents will be sufficient to fund operations through at least the end of the second quarter of 2017, prior to including any potential option exercise fees or future milestone payments. This new cash outlook reflects a significant reallocation of resources, implementation of cost savings initiatives, the additional capital provided from the Celgene extension fee payment and the partial exercise of the overallotment option in April from the Company’s March public financing.

“We have increased investment in tazemetostat development, both as a single agent and in future studies in combination with other agents,” said Andrew Singer, Executive Vice President and Chief Financial Officer at Epizyme. “This required reprioritizing our pipeline development plans and reducing operating costs. We are excited about the updated data from our dose escalation and dose expansion studies presented at the International Congress on Malignant Lymphoma in Lugano, Switzerland on June 20. We look forward to presenting additional data at the European Society for Medical Oncology’s European Cancer Congress in Vienna, Austria on September 26.”

About Tazemetostat (EPZ-6438)

Epizyme is developing tazemetostat for the treatment of non-Hodgkin lymphoma patients and patients with INI1-deficient solid tumors. Tazemetostat is a first-in-class small molecule inhibitor of EZH2 developed by Epizyme. In many human cancers, aberrant EZH2 enzyme activity results in misregulation of genes that control cell proliferation resulting in the rapid and unconstrained growth of tumor cells. Tazemetostat is the WHO International Non-Proprietary Name (INN) for compound EPZ-6438.

Tazemetostat is the second HMT inhibitor to enter human clinical development (following Epizyme’s DOT1L inhibitor, pinometostat).

Epizyme is conducting a five-arm, multi-center international phase 2 clinical trial that will assess the safety and activity of tazemetostat in patients with relapsed or refractory non-Hodgkin lymphoma. A phase 1 dose escalation and dose expansion trial of tazemetostat is also ongoing, with additional data expected to be reported later in 2015. Additional information about this program, including clinical trial information, may be found here: https://clinicaltrials.gov/ct2/show/NCT01897571.

About Pinometostat (EPZ-5676)

Epizyme is developing pinometostat, a small molecule inhibitor of DOT1L created with Epizyme’s proprietary product platform, for the treatment of patients with acute leukemia in which the MLL gene is rearranged due to a chromosomal translocation (MLL-r). Due to these rearrangements, DOT1L is misregulated, resulting in the increased expression of genes causing leukemia. Pinometostat is the WHO International Non-Proprietary Name (INN) for compound EPZ-5676.

Epizyme believes that pinometostat was the first HMT inhibitor to enter human clinical development. Epizyme is currently conducting a two-stage Phase 1 study in adult MLL-r patients and in May 2014, initiated a Phase 1b study of pinometostat in pediatric patients with rearrangements of the MLL gene. The adult dose escalation cohorts have completed enrollment, and an adult MLL-r dose expansion cohort is now enrolling patients. Additional information about these ongoing Phase 1 studies can be found here: https://clinicaltrials.gov/ct2/show/NCT01684150.

Pinometostat has been granted orphan drug designation for the treatment of acute lymphoblastic leukemia (ALL) and acute myeloid leukemia (AML) by the Food and Drug Administration in the U.S. and by the European Commission in Europe.

Epizyme retains all U.S. rights to pinometostat and has granted Celgene an exclusive license to pinometostat outside of the U.S.

Conference Call Information

Epizyme will host a conference call today at 8:00 a.m. ET to discuss the Celgene agreement and provide a corporate update. To participate in the conference call, please dial 1-877-844-6886 (domestic) or 1-970-315-0315 (international) and refer to conference ID 64251111. The live webcast can be accessed under “Events and Presentations” in the Investor Relations section of the Company’s website at www.epizyme.com.

The archived webcast will be available on the Company’s website beginning approximately two hours after the event.

About Epizyme, Inc.

Epizyme, Inc. is a clinical stage biopharmaceutical company creating novel epigenetic therapeutics for cancer patients. Epizyme has built a proprietary product platform that the Company uses to create small molecule inhibitors of a 96-member class of enzymes known as histone methyltransferases, or HMTs. HMTs are part of the system of gene regulation, referred to as epigenetics, that controls gene expression. Genetic alterations can result in changes to the activity of HMTs, making them oncogenic (cancer-causing). By focusing on the genetic drivers of cancers, Epizyme’s targeted science seeks to match the right medicines with the right patients.

For more information, visit www.epizyme.com and connect with us on Twitter at @EpizymeRx.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Epizyme, Inc. and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether the Company’s collaborations will be successful; uncertainties inherent in the initiation of future clinical studies or expansion of ongoing clinical studies and in the availability and timing of data from ongoing clinical studies; whether interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; expectations for regulatory approvals to conduct trials or market products; development progress of the Company’s companion diagnostics; availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates or companion diagnostics; and other factors discussed in the “Risk Factors” section of our Form 10-Q filed with the SEC on April 28, 2015, and in our other filings from time to time with the SEC. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Media/Investors:

Andrew Singer

Executive Vice President and Chief Financial Officer

Epizyme, Inc.

617.500.0712

asinger@epizyme.com